Exhibit 99.1

Sophiris Bio Announces Nasdaq Delisting

SAN DIEGO and VANCOUVER, British Columbia, March 10, 2020 – Sophiris Bio Inc. (NASDAQ: SPHS) (the "Company" or "Sophiris"), a biopharmaceutical company studying topsalysin (PRX302), a first-in-class, pore-forming protein, in late-stage clinical trials for the treatment of patients with urological diseases, today announced that on March 10, 2020, the Nasdaq Office of General Counsel notified the Company that the Nasdaq Hearing Panel (“Panel”) had determined to delist the Company’s shares from The Nasdaq Stock Market LLC (“Nasdaq”), and that trading in the Company’s common shares will be suspended effective at the open of business on March 12, 2020. Nasdaq will thereafter file a Form 25 with the Securities and Exchange Commission (“SEC”) to effect the formal delisting of the Company’s common stock following the expiration of all applicable Nasdaq procedures. Sophiris expects its common stock to be eligible for trading on the OTCQB also effective with the open of business on March 12, 2020 and to continue to trade under the symbol “SPHS”.

As previously reported, the Nasdaq Staff determined to delist the Company’s common shares based on the Company’s non-compliance with the minimum $2.5 million stockholders’ equity requirement (and the alternative minimum requirement of $35 million in market value of its listed securities).

The transition to the OTC Market will not affect Sophiris’ business operations and the Company will remain subject to the public reporting requirements of the SEC following the transfer. The Company has been engaged in a discussion of strategic alternatives for more than a year and there is no assurance that Sophiris will be able to enter into any strategic transaction or be able to obtain additional financing to enable it to continue to operate.

About Sophiris

Sophiris Bio Inc. is a late-stage clinical biopharmaceutical company developing topsalysin (PRX302) for the treatment of patients with urological diseases. Topsalysin has completed two Phase 2 clinical trials for the focal treatment of localized prostate cancer and has completed one Phase 3 study of topsalysin for the treatment of the lower urinary tract symptoms of benign prostatic hyperplasia (BPH). Topsalysin is a highly potent ablative agent that is selective and targeted in that it is only activated by enzymatically active PSA which is found in high concentrations in the transition zone of the prostate and in and around prostate tumor cells. For more information, please visit www.sophirisbio.com.

Certain statements included in this press release may be considered forward-looking. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, the Company’s current cash and cash equivalents, remaining debt and cash requirements, anticipated financial performance, business prospects, strategies, regulatory developments, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760